EXHIBIT 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609 / 279-7666

CHURCH & DWIGHT REPORTS SECOND QUARTER EARNINGS OF $0.54 PER SHARE

Company Raises Annual EPS Objective

PRINCETON, NJ, AUGUST 8, 2006 – Church & Dwight (NYSE:CHD) today reported net income for the quarter ended June 30, 2006 of $36.4 million or $0.54 per share, an increase of $0.03 or 6% over the $34.4 million or $0.51 per share for the comparable period of 2005. This year’s results included a $2.8 million pretax ($1.7 million after tax) or $0.02 per share stock option charge following the Company’s adoption of accounting standard SFAS 123R. Excluding this item, second quarter earnings would have been $0.56, a $0.05 per share or 10% increase over the previous year.

Net income for the six months ended June 30, 2006 rose to $76.4 million or $1.14 per share, an increase of $0.07 per share or 7% over last year’s $72.1 million or $1.07 per share. Excluding a stock option charge of $4.8 million pretax ($3.0 million after tax) or $0.04 per share, earnings for the first six months of 2006 would have been $1.18 per share, a $0.11 per share or 10% increase over the previous year.

James R. Craigie, President and Chief Executive Officer, commented, “We are pleased with these results, particularly the progress towards achieving our primary objective for the year, which is to absorb all the cost increases we have incurred over the last year, and significantly improve margins.”

The Company implemented price increases during the first quarter for liquid laundry detergent, deodorizing and pet care products representing about 35% of its U.S. consumer sales. The full benefit was realized beginning in April, and the Company estimates that the price increases, together with improvements in promotional efficiency, led to an average price increase of over 4% for its domestic consumer business during the second quarter. As expected, higher prices affected unit volume and slowed the growth of certain household products, in particular liquid laundry detergent; on the positive side, this pricing action contributed to a significant improvement in margins.

Second quarter sales were $458.6 million, a $16.8 million or 4% increase over last year. This year’s sales included revenue of $19.7 million for two businesses acquired late last year, the SpinBrush battery-powered toothbrush business and a skin care brand in Brazil. Excluding these acquisitions, second quarter sales would have been about the same as last year.

Second quarter U.S. consumer sales of $321.0 million were $13.9 million or 4.5% over last year, led by growth in condoms, pregnancy kits and pet care, and the addition of the SpinBrush business. These gains were partially offset by lower toothpaste and fabric softener sales. Consumer international sales of $82.5 million grew 6% over last year, primarily due to the acquired brands. Specialty Products were slightly lower due to animal nutrition sales.

For the six months, sales of $901.0 million were $38.5 million or 4.5% above last year. Excluding sales of the acquired brands of $32.1 million, sales would have been about 1% above last year.

U.S. consumer sales of $635.1 million for the six months were 5% higher than last year, primarily as a result of strong first quarter growth for liquid laundry detergent, as well as higher sales for condoms, pregnancy kits and pet products, and the addition of the SpinBrush business. These gains were partially offset by lower toothpaste and antiperspirant sales. Consumer international sales of $155.3 million were 5% above last year primarily due to acquisitions, and Specialty Products sales of $110.6 million were flat.

Second quarter gross margin of 40.3% was 210 basis points higher than the 38.2% margin in the same quarter last year. This improvement occurred, despite a 250 basis point increase in commodity prices over the period, as a result of the pricing and cost reduction initiatives enacted over the past year, combined with the contribution from the SpinBrush business. The second quarter margin is also substantially higher than the 32.5% reported gross margin for the fourth quarter of last year (36.6% adjusted for manufacturing charges and hurricane-related costs — see attached chart), which was the low point in the Company’s recent margin performance.

Six months gross margin of 39.3% was 110 basis points higher than last year’s 38.2%, due to the improvement in laundry and other household products margins described above, together with the addition of the higher margin SpinBrush product line.

Second quarter marketing expenses rose to $54.2 million, $3.2 million above last year. The ramp-up in marketing spending was slower than originally expected; however, with the new product activity described below, second half spending is expected to be significantly higher than last year.

Second quarter SG&A expenses of $63.9 million were $5.9 million higher than last year, primarily due to the previously mentioned stock option expense, combined with SpinBrush operating and amortization expenses and higher R&D spending. The same factors were also responsible for most of the $13.8 million increase in SG&A expenses to $127.3 million for the six months.

Second quarter operating profit increased to $66.7 million, a $6.8 million or 11% gain over last year. Six months operating profit increased to $139.0 million, a $12.0 million or 9% advance over last year. Operating margin for the six months was 15.4% versus last year’s 14.7%.

Other Expense of $17.8 million for the six months was about $2 million lower than last year, primarily due to a $1.3 million investment gain, combined with foreign exchange gains this year compared to losses last year.

The second quarter tax rate increased to 37.6%, compared to last year’s 34.0%, primarily due to the delay in Congress extending the R&D tax credit legislation for 2006. For the six months, the tax rate increased to 38.7% due to the loss of the R&D tax credit and certain other adjustments. Excluding these items, the six months tax rate would have been about the same as last year’s 34.5%.

At quarter-end, the Company had total outstanding debt of $737 million, and cash of $110 million for a net debt position of $627 million. This is a $34 million improvement from last year’s second quarter-end net debt of $661 million. During the past year, the Company invested about $120 million in acquisitions, including working capital to support the acquired brands, and received $13 million in proceeds from the sale of assets.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) as defined in the Company’s bank loan agreement, which exclude certain non-cash items, are estimated at approximately $176 million for the first six months of 2006, a $20 million increase over the same period last year.

The Company took several new product initiatives during the quarter. On the personal care side, these included several new additions to the Trojan® condom product line, including a new Ultra Thin product, and the addition of a Rapid Result line extension to the First Response® pregnancy kit line. Both the condom and diagnostic kit businesses strengthened their market positions during the quarter.

On the household products side of the business, the Company relaunched the Perfume and Dye Free version of Arm & Hammer® liquid laundry detergent to provide consumers with a milder formula for sensitive skin. In pet care, the Company introduced Arm & Hammer High Performance clumping cat litter, a corn-based biodegradable scoopable litter; in deodorizing, the major initiative is Arm & Hammer Fridge Fresh™, a refrigerator deodorizer with a replacement indicator.

Mr. Craigie noted that the Company intends to significantly increase second half expenditures, not only on marketing support for these new product introductions, but also on R&D and product development initiatives for 2007. In addition to dedicated product advertising, the Company has also started a new corporate advertising campaign that focuses on the multiple products sold under the Arm & Hammer trademark.

The Company has now completed the previously announced acquisition of Orange Glo International, Greenwood Village, CO, which markets OxiClean®, the brand leader in the pre-wash laundry additive category. Other brands include the Kaboom® bathroom cleaner and Orange Glo® household cleaner product lines. The purchase price was approximately $326 million in cash, which the Company financed with a $250 million addition to its bank credit facility combined with available cash. The transaction, which closed on August 7, was structured as an asset purchase.

As previously reported, the acquisition is expected to have a slightly negative effect on 2006 earnings, and to be moderately accretive in 2007.

Mr. Craigie concluded, “While we intend to substantially reinvest in marketing spending, particularly in the third quarter, the improvement in margins and our business outlook leads us to increase our earnings objective for the year from $1.93 to $1.95 per share, excluding any anticipated dilution from the Orange Glo transaction. This revised objective is equivalent to $2.04 per share before an expected $0.09 per share stock option expense for the year, or 11% above last year’s $1.83 per share.”

As previously announced, at its August 2 Board Meeting, the Company declared a 16% increase in the regular quarterly dividend from $0.06 to $0.07 per share, equivalent to an annual dividend of $0.28 per share. The dividend will be payable September 1, 2006 to stockholders of record at the close of business on August 14, 2006. It is the Company’s 422nd regular consecutive quarterly dividend.

Church & Dwight will host a conference call to discuss second quarter results on August 8, 2006 at 10:00 a.m. (ET). To participate, dial in at 800-798-2796, access code: 29930507. A replay will be available two hours after the call at 888-286-8010, access code: 39231034. Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, margin improvement, marketing, advertising, research and development and product innovation spending, the timing of benefits from pricing changes made in prior periods, new product introductions, the effect of the acquisition of the net assets of Orange Glo International, Inc. (“OGI”) and its integration with Church & Dwight, market demand as consumers continue to adjust to higher prices, achievement of financial goals, earnings per share, and the anticipated effect of the adoption of Statement of Financial Accounting Standards No. 123 (revised) on earnings per share. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events and price increases on consumer demand), raw material and energy prices, the financial condition of major customers, the integration of the OGI business, and effect on marketing spending of product introduction timelines. With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions. Other factors, which could materially affect the results, include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental remediation and the divestiture of assets. For a description of additional factors that could cause actual results to differ materially from the forward looking statements, see Church & Dwight’s quarterly and annual reports filed with the SEC, including the information in Church & Dwight’s annual report on Form 10-K in Item 1A, “Risk Factors.”

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CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Net Sales	$458,584	$441,815	$900,975	$862,489
Cost of sales	273,791	272,914	547,190	533,351

Gross profit	184,793	168,901	353,785	329,138
Marketing expenses	54,230	51,063	87,554	88,710
Selling, general and administrative expenses	63,907	58,008	127,255	113,446

Income from Operations	66,656	59,830	138,976	126,982
Equity in earnings of affiliates	1,740	1,900	3,400	3,170
Other income (expense), net	(10,081)	(9,638)	(17,808)	(20,205)

Income before minority interest and taxes	58,315	52,092	124,568	109,947
Income taxes	21,906	17,720	48,212	37,883
Minority Interest	3	(8)	3	(17)

Net Income	$36,406	$34,380	$76,353	$72,081

Net Income per share - Basic	$0.56	$0.54	$1.18	$1.14
Net Income per share - Diluted	$0.54	$0.51	$1.14	$1.07

Dividend per share	$0.06	$0.06	$0.12	$0.12
Weighted average shares outstanding - Basic	64,702	63,671	64,590	63,496
Weighted average shares outstanding - Diluted	68,768	69,222	68,673	69,112

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	June 30, 2006	July 1, 2005
Assets
Current Assets
Cash, equivalents and securities	$110,187	$109,463
Accounts receivable	214,759	205,000
Inventories	192,131	158,320
Other current assets	20,876	28,360

Total Current Assets	537,953	501,143

Property, Plant and Equipment (Net)	329,842	333,612
Equity Investment in Affiliates	11,219	12,850
Intangibles and other assets	1,134,262	1,044,940

Total Assets	$2,013,276	$1,892,545

Liabilities and Stockholders’ Equity
Short-Term Debt	$127,647	$117,293
Other Current Liabilities	252,869	256,803

Total Current Liabilities	380,516	374,096

Long-Term Debt	609,786	653,619
Other Long-Term Liabilities	232,670	220,991
Stockholders’ Equity	790,304	643,839

Total Liabilities and Stockholders’ Equity	$2,013,276	$1,892,545

SUPPLEMENTARY INFORMATION

Second Quarter and Six Months 2006 and 2005 Product Line Net Sales

	Three Months Ended		Percent Change
(Dollars in millions)	6/30/2006	7/1/2005
Household Products	$177.8	$179.4	-0.8%
Personal Care Products	$143.2	$127.7	12.1%

Consumer Domestic	$321.0	$307.1	4.5%
Consumer International	$82.5	$78.1	5.6%

Total Consumer Net Sales	$403.5	$385.2	4.8%
Specialty Products Division	$55.1	$56.6	-2.7%

Total Net Sales	$458.6	$441.8	3.8%

	Six Months Ended		Percent Change
	6/30/2006	7/1/2005
Household Products	$361.7	$346.7	4.3%
Personal Care Products	$273.4	$258.2	5.9%

Consumer Domestic	$635.1	$604.9	5.0%
Consumer International	$155.3	$147.5	5.3%

Total Consumer Net Sales	$790.4	$752.4	5.1%
Specialty Products Division	$110.6	$110.1	0.5%

Total Net Sales	$901.0	$862.5	4.5%

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adoption of Statement of Financial Accounting Standards No. 123 (revised) (“FAS 123R”)

This press release contains information relating to earnings per share, and the earnings per share goal, in each case as adjusted to eliminate the effect of the company’s adoption of FAS 123R on January 1, 2006. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the company’s statement of operations for the three and six months ended July 1, 2005 did not reflect the impact of the adoption of FAS 123R and, therefore, the presentation of the non-GAAP financial measures enhances investors’ ability to make period to period comparisons of the company’s operating results.

Fourth Quarter 2005 Adjusted Gross Margin

This press release makes reference to the reported and adjusted gross margin for the fourth quarter of 2005, which excludes costs associated with a plant shutdown in Europe, restructuring activities at several other facilities and higher commodity costs due to hurricane damage to Gulf Coast supply facilities. Management feels the presentation of adjusted gross margin is important as it is a better basis of comparability to show the margin improvements the Company has made since the end of 2005.

(Dollars in Millions)	Three Months Ended December 31, 2005
Net Sales As Reported	$431.3
Gross Profit As Reported	140.3
Gross Margin As Reported	32.5%
Adjustments:
Plant Shutdown and Other Manufacturing Charges	11.5
Estimated Hurricane Effects	6.0

Adjusted Gross Profit	$157.8

Adjusted Gross Margin	36.6%

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s Adjusted EBITDA to net cash flow provided by operating activities, the most directly comparable GAAP measure.

Adjusted EBITDA
Reconciliation of Net Cash Provided By
Operating Activities to Adjusted EBITDA

(Dollars in Millions)	Six Months Ended June 30, 2006
Net Cash Provided by Operating Activities	$28.6
Interest Expense	22.8
Current Portion Income Tax Provision	41.2
Change in Working Capital & Other Liabilities	81.2
Investment Income	(2.5)
Tax Benefit on Stock Options Exercised	3.8
Other	1.0

Church & Dwight Adjusted EBITDA	$176.1